Exhibit 99.1

Letter from Husker Ag, LLC to its members

[Husker Ag Letterhead]

November 30, 2006

Dear Member:

We are providing this letter to announce a distribution to our members, to assist you with your year-end tax planning and to discuss the trimester beginning December 1, 2006 for the Husker Ag Trading System.

Distribution Announcement:

We are pleased to announce that the Board of Directors has approved a cash distribution in the amount of $125.00 per membership unit to members of record on December 1, 2006. This distribution will only be made with respect to existing membership units and specifically does not include any membership units to be issued pursuant to the Rights Offering. We intend to mail the distribution on or before December 15, 2006.

Tax Planning Information:

As a reminder, Husker Ag is taxed as a partnership. Therefore, the Company’s 2006 taxable income will be allocated among the members on a pro-rata basis. The Company’s tax preparer, using information provided by us, has calculated the Company’s projected taxable income for 2006 along with other relevant items. These projected amounts are listed below on a per unit basis:

Amount Per Unit
Estimated Ordinary Taxable Income	$1,390.00
Estimated Interest Income	$25.00
Estimated Federal Tax Credit for Ethanol used as a Fuel	$98.00
Estimated Production Activities Deduction	$42.00

You are cautioned that the amounts shown above are estimates. While we believe that these amounts are reasonably accurate, the actual results may be materially different from our projections. In addition, the information provided in this letter is simply an overview of some of the tax issues our members should review and consider. They may or may not be applicable to your tax situation. You should contact your tax adviser if you have any questions regarding the information provided in this letter.

The following are some of the tax issues related to your ownership in Husker Ag:

1. The Company’s taxable income is allocated to all of its members whether or not Husker Ag makes any distributions during the year.

2. The amount of distributions made by Husker Ag to our members during 2006 does not affect, in any way, the estimated taxable income per unit reported above.

3. The distributions made by Husker Ag to the members during the year are generally not taxable — unless the amount received exceeds your adjusted basis in the Company.

4. All members, including those who are not Nebraska residents, will once again be required to file Nebraska income tax returns for 2006. All non-residents will need to return a Form 12N to Husker Ag by April 16th, 2007 for filing of the Company’s tax return. The form will be mailed to you with your Schedule K-1 as soon as we receive them from our tax preparer. We usually receive the K-1’s in February.

5. The federal tax credit for ethanol used as a fuel is a credit based on the Company’s qualified ethanol fuel production. This is a tax credit which may be available to offset a portion of a member’s federal income taxes. Please contact your tax adviser to determine whether you are eligible for this tax credit. In the alternative, you should review IRS Form 6478 and Publication 378 for additional information regarding this credit.

6. The federal production activities deduction under Internal Revenue Code Section 199 is a relatively new deduction based on a percentage of the Company’s taxable income. Members may be able to deduct this item on their federal income tax return. Please contact your tax adviser to determine whether you are eligible to utilize this deduction.

7. If any member of Husker Ag is a partnership, S corporation, estate or trust, then the numbers shown above must be divided among the partners, shareholders or beneficiaries as appropriate.

8. The estimated numbers reported above have been calculated on a per unit, full year equivalency. In other words, if some or all of your membership units were transferred to you during 2006, your portion of these amounts will generally be proportional to the length of time that you owned such units during 2006.

These discussions and conclusions are based on the facts as stated and existing authorities as of the date of this letter. The estimated amounts could change as a result of changes in the applicable laws and regulations. The Company is under no obligation to update this letter if such changes occur.

Trading System:

The next trimester of trading operations of the Husker Ag Trading System will begin on December 1, 2006. You can find a copy of the Husker Ag Trading System Rules and Procedures on our website at www.huskerag.com.

Trading in this trimester will only be available for existing membership units; and will not apply to any units issued in the Rights Offering. Because the membership units subscribed for in the Rights Offering are expected to be issued during the December 1st trimester (which ends March 31, 2007), the following additional rules and/or terms have been adopted for this trimester:

1. Membership units listed for sale in this trimester will include only those currently outstanding units, and will not include any subscription rights attached to such units.

2. Members may not list for sale any membership units subscribed for in the Rights Offering, because such units will not be issued as of December 1, 2006.

3. While the new membership units to be issued pursuant to the Rights Offering may not be listed, sold or purchased in the December 1st trading trimester, the closing and transfer of ownership of those existing units that are sold during this trimester will not occur until March 31, 2007, at which time the Rights Offering will have closed, and the total number of Husker Ag’s issued and outstanding membership units will then include the units issued in the Rights Offering.

Before a buyer or seller will be allowed to list on the Husker Ag Trading System for the December 1st trimester, such party must sign a certification acknowledging the above rules and further acknowledging that they have received a copy of the Husker Ag Rights Offering Prospectus.

Please contact either Kristine Wacker or myself if you have any questions or desire more information regarding our Trading System. If you want to list as a buyer or a seller on the Trading System Bulletin Board, you should first contact Kristine for a copy of the required certification document.

Rights Offering:

As of the date of this letter, the Husker Ag Board of Directors had not yet received finalized information on the results of the Rights Offering or made a decision regarding the availability of oversubscription rights. Members of Husker Ag will be notified as soon as practicable after such information is available.

If you have questions, you may call us at 402-582-4446.

Kind regards,

/s/ Seth Harder
Seth Harder
General Manager

Statements made in this letter about Husker Ag, LLC, other than statements of historical fact, are forward-looking statements, and are subject to a number of uncertainties that could cause actual results to differ materially from the statements made.